Exhibit 99.1

Contact: Cliff Stebe Chief Financial Officer, 636.946.6525

FOR IMMEDIATE RELEASE

LMI Aerospace Announces Third Quarter 2016 Results

ST. LOUIS, November 7, 2016 -- LMI Aerospace Inc. (Nasdaq:LMIA) ("LMI" or the "Company"), a leading provider of design and aftermarket engineering services, and supplier of structural assemblies, kits and components to the aerospace and defense markets, announced its financial results for the third quarter ended September 30, 2016.

Key Developments and Highlights

•	Continuing to win new work - Awarded an additional $85,000 per shipset in new content on the Boeing 777X

•	Improving operating cost - On track to complete the closure of Wichita, Kan., sheet-metal operation in the fourth quarter

•	Investing for growth - Expanded machining capacity at Fredonia, Kan., facility in preparation for expected production rate increases starting in 2017

•	Strengthening balance sheet - Retired $10.0 million of senior secured notes during the third quarter, reducing interest expense going forward

•	Reaffirming 2016 and 2017 guidance -

•	Operating profit of $18 to $21 million and free cash flow of $10 to $15 million in 2016

•	Revenue outlook in 2017 of $370 to $400 million, representing a sizable increase over 2016 guidance of $345 to $355 million

•	Revenue CAGR of 9 percent from 2015 through 2018, and EBITDA margin improvement of 300-plus basis points over the same period

Third Quarter Results

For the third quarter of 2016, net sales were $89.7 million, compared to $95.6 million in the third quarter of 2015. Net income of $0.3 million, or $0.02 per diluted share, was realized in the third quarter of 2016, compared to net income of $0.03 million, or break-even per diluted share, in the third quarter of 2015.

Operating income for the third quarter of 2016, excluding $0.1 million of net unfavorable, non-recurring items, was $5.8 million. Diluted earnings per share, excluding the impact of non-recurring items, was $0.04 in the third quarter of 2016. Operating income and operating income excluding unusual items were both $6.1 million for the third quarter of 2015. Non-recurring items in the third quarter of 2015 were comprised of a lawsuit settlement net gain of $3.3 million, an unfavorable cumulative catch-up adjustment of $1.7 million, and restructuring and other costs of $1.6 million. Diluted earnings per share, excluding the impact of non-recurring items, was break-even in the third quarter of 2015.

“We improved third quarter sales, operating profit and net income over the previous three quarters,” said LMI Aerospace Chief Executive Officer Dan Korte. "We also recently announced the delivery of our first Honda Jet aileron and flap assemblies in the quarter. These results demonstrate progress toward our strategic goals. We took another step toward achieving our long-term growth plans by winning an additional $85,000 per shipset in content on the Boeing 777X. With these latest wins, LMI now has more than $135,000 of new content on this platform, and we continue to pursue other 777X opportunities.
“We remain on track to close our Wichita sheet-metal operation by the end of the year. Additionally, we retired $10 million of higher-interest notes during the quarter as we work to strengthen the balance sheet and reduce interest expense. These actions support ongoing efforts to improve bottom line results and drive higher shareholder returns, even as we continue preparing for production ramp-ups with our latest investments to expand machining capacity in Fredonia."

Segment Results

	Q3	Q3	Q3 YTD	Q3 YTD
($ millions)	2016	2015	2016	2015

Net sales:
Aerostructures	$80.4	$85.1	$232.9	$249.7
Engineering Services	9.5	10.8	29.2	36.8
Eliminations	(0.2)	(0.3)	(1.1)	(0.8)
Total net sales	$89.7	$95.6	$261.0	$285.7

Income (loss) from operations:
Aerostructures	$5.7	$8.9	$13.2	$20.0
Engineering Services (1)	0.1	(2.8)	(28.6)	(3.8)
Eliminations	(0.1)	—	(0.3)	—
Total income (loss) from operations (1)	$5.7	$6.1	$(15.7)	$16.2
(1) The nine months ended September 30, 2016, include a goodwill and intangible asset impairment charge of $28.4 million in the Engineering Services segment. Excluding the impact of the impairment charge, the Engineering Services segment recorded a loss from operations of $0.2 million and the total company recorded income from operations of $12.7 million in the nine months ended September 30, 2016.

Aerostructures Segment

	Q3		Q3
Net Sales ($ in millions)	2016	% of Total	2015	% of Total

Large commercial aircraft	$47.2	58.7%	$45.1	53.0%
Corporate and regional aircraft	18.9	23.5%	23.6	27.7%
Military	8.8	10.9%	8.9	10.5%
Other	5.5	6.9%	7.5	8.8%
Total	$80.4	100.0%	$85.1	100.0%

Aerostructures revenue decreased 5.5 percent to $80.4 million in the third quarter of 2016 from $85.1 million in the third quarter of 2015. In the large commercial aircraft market, higher production rates on the Bombardier C-Series and Boeing 787 programs increased sales by $2.1 million and $1.1 million, respectively, which were partially offset by a decrease in sales on the Boeing 747 program of $1.2 million. These trends are expected to continue through 2016. The decline in sales in the corporate and regional jet market was primarily attributable to lower tooling demand of $3.1 million on the Gulfstream G500/600 program and lower overall demand of $2.5 million on the Gulfstream G450/550 program. Military sales on the Sikorsky Blackhawk program decreased $0.7 million and were partially offset by an increase in sales on the Boeing Apache program of $0.5 million.

The Aerostructures segment generated gross profit of $14.7 million, or 18.3 percent of net sales, in the third quarter of 2016 versus $16.6 million, or 19.5 percent of net sales, in the third quarter of 2015.  The reduction in gross profit margin in the third quarter of 2016 was primarily attributable to lower sales and unfavorable product mix, partially offset by lower incentive compensation expense of $0.6 million and benefits realized from restructuring activities completed during 2015.

Selling, general and administrative expenses were $9.0 million in the third quarter of 2016 versus $7.7 million in the third quarter of 2015. The change in selling, general and administrative expenses was primarily due to a net gain of $3.3 million recorded in the third quarter of 2015 related to the settlement of a lawsuit. In addition, incentive compensation costs and salaries and related fringes were lower in the third quarter of 2016 by $0.9 million and $0.4 million, respectively. Excluding the impact of the lawsuit settlement gain, selling general and administrative expenses decreased $2.0 million in the third quarter of 2016 when compared to the third quarter of 2015.

Engineering Services Segment

	Q3		Q3
Net Sales ($ in millions)	2016	% of Total	2015	% of Total

Large commercial aircraft	$3.0	31.6%	$6.4	59.3%
Corporate and regional aircraft	2.8	29.5%	0.8	7.4%
Military	2.9	30.5%	2.9	26.9%
Other	0.8	8.4%	0.7	6.4%
Total	$9.5	100.0%	$10.8	100.0%

Engineering Services revenue decreased 12.0 percent to $9.5 million in the third quarter of 2016 from $10.8 million in the third quarter of 2015.

The decline in net sales in the large commercial aircraft market was primarily attributable to lower sales on the Bombardier C-series program and lower maintenance and repair revenues of $1.8 million and $1.2 million, respectively. The change in sales to the corporate and regional aircraft market was primarily related to an unfavorable cumulative catchup adjustment of $1.9 million on the Mitsubishi Regional Jet program in the third quarter of 2015.

Gross profit for the segment was $1.2 million, or 12.6 percent of net sales, for the third quarter of 2016, compared to $0.04 million, or 0.4 percent of net sales, for the prior year quarter.  The change in gross profit was primarily attributable to the previously mentioned cumulative catchup adjustment in 2015. In addition, the reduction in revenue in the third quarter of 2016 unfavorably impacted gross profit but was partially offset by a decline in wages and related expenses resulting from cost reduction activities completed in 2015.

Selling, general and administrative expenses for the segment were $1.1 million in the third quarter of 2016 compared to $2.8 million in the third quarter of 2015. The decrease in selling, general and administrative expenses was primarily attributable to restructuring expenses of $1.2 million incurred in the third quarter of 2015. In addition, intangible asset amortization and salary and wage expenses were lower in the third quarter of 2016 by $0.3 million and $0.2 million, respectively.

Non-Segment

Interest expense decreased $0.1 million in the third quarter of 2016 compared to the third quarter of 2015. The reduction in interest expense was attributable to lower average borrowings and was partially offset by a non-recurring $0.2 million write-off of deferred financing cost related to the retirement of senior secured notes during the third quarter of 2016.

The Company recorded an income tax benefit of $0.2 million for the third quarter of 2016, compared to an income tax expense of $0.2 million in the third quarter of 2015.

The Company's operating cash flow was $2.2 million lower in the third quarter of 2016 when compared to the prior-year period. The Company's operations provided cash of $2.6 million in the third quarter of 2016 and funded net capital expenditures of $3.7 million, resulting in negative free cash flow of $1.0 million. In the third quarter of 2015, the Company's operations provided cash of $4.8 million and funded net capital expenditures of $3.6 million, resulting in free cash flow of $1.3 million.

Outlook

Any financial outlook and guidance, and discussion thereof, are forward-looking statements and therefore are inherently unpredictable and may be affected by many factors. To forecast revenue, we use the best available information, which includes but is not limited to firm purchase orders and our customer's published order backlog and delivery schedules. Cost projections are primarily developed using historical experience with adjustments for known variances. We develop our cash flow projections using historical collections experience, expected inventory receipts to support forecasted sales and the estimated timing of other payments such as payroll, capital expenditures and interest. Additional discussion on the limitations of our projections can be found in the Company's Cautionary Statements Regarding Forward-Looking Statements below and the Risk Factors identified in our Annual Report on Form 10-K for the year ended December 31, 2015.

The Company reaffirms the guidance for 2016 and 2017 previously provided in the second quarter 2016 earnings release dated August 8, 2016:

($ millions)	2016 Guidance	2017 Guidance

Sales:
Aerostructures	$310.0 - $315.0
Engineering Services	35.0 - 40.0
Eliminations	—
Net Sales	$345.0 - $355.0	$370.0 - $400.0

Operating profit excluding impact of impairment	$18.0 - $21.0

Free cash flow	$10.0 - $15.0

Change to the Board of Directors

The LMI Aerospace Board of Directors on November 2, 2016, appointed Larry Resnick as a director, effective January 1, 2017. Resnick has worked as a special adviser to the Company’s independent directors since 2010. He brings significant experience in operations, finance, acquisitions and integration, strategic planning and business development for the aerospace industry. Resnick is principal and founder of AeroAdvisory LLC. He is chairman of the board of Cadence Aerospace Inc., where he previously served as chief executive officer from March 2013 to December 2014. Resnick also serves on the board of Aviation Technical Services. He previously held senior leadership positions at Taurus Aerospace Group Inc., and Triumph Group Inc., and served on the board of Vermont Composites Inc. from 2009 to 2011.

Conference Call and Webcast Information

In connection with this release and as previously announced, LMI will hold a conference call today, November 7, 2016, at 9:00 a.m., Central Standard Time. LMI Chief Executive Officer Dan Korte and Chief Financial Officer Cliff Stebe will host the call. To participate in the call, dial 866-307-3343 approximately five minutes before the conference call time start time.

Visit http://ir.lmiaerospace.com/events.cfm to access a link to a live webcast of the call. A recording of the call will be available for a limited time on the Company's website after the call concludes.

About LMI Aerospace

LMI Aerospace Inc. is a leading supplier of structural assemblies, kits and components and provider of engineering services to the commercial, business and regional, and military aerospace markets. Manufacturing more than 40,000 products for a variety of platforms and providing turnkey engineering capabilities to support aircraft lifecycles, LMI offers complete, integrated solutions in aerostructures, engineering and program management. Headquartered in St. Louis, LMI has 21 locations across the United States and in Mexico, the United Kingdom and Sri Lanka. For more information visit: www.lmiaerospace.com.

Cautionary Statements Regarding Forward-Looking Statements

This news release includes forward-looking statements, including statements related to LMI's strategy and outlook for 2016 and beyond, and other statements based on current management expectations, estimates and projections. Such forward-looking statements are not guarantees and are inherently subject to various risks and uncertainties that could cause actual results and events to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, difficulties implementing the Company's growth strategy, continued decline in demand in the Engineering Services segment, managing leverage resulting from our notes and revolving credit facility, complying with debt covenants with respect to such indebtedness and competitive pressures, as well as those Risk Factors detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and any risk factors set forth in our other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$1,803	$10,504
Accounts receivable, net	54,815	48,491
Inventories	123,779	114,775
Prepaid expenses and other current assets	3,733	4,147
Total current assets	184,130	177,917

Property, plant and equipment, net	96,354	100,969
Goodwill	62,482	86,784
Intangible assets, net	39,648	46,582
Other assets	2,824	3,728
Total assets	$385,438	$415,980

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$21,892	$13,156
Accrued expenses	21,122	30,015
Current installments of long-term debt and capital lease obligations	2,587	2,362
Total current liabilities	45,601	45,533

Long-term debt and capital lease obligations, less current installments	247,801	247,633
Other long-term liabilities	3,179	4,322
Deferred income taxes	—	536
Total long-term liabilities	250,980	252,491

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 13,632,641 and 13,287,688 shares at September 30, 2016 and December 31, 2015, respectively	273	266
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	—	—
Additional paid-in capital	99,563	97,617
Accumulated other comprehensive loss	(332)	(211)
Treasury stock, at cost, 39,419 shares at December 31, 2015	—	(418)
Retained (deficit) earnings	(10,647)	20,702
Total shareholders’ equity	88,857	117,956
Total liabilities and shareholders’ equity	$385,438	$415,980

Supplemental Balance Sheet Information:	September 30,	December 31,
	2016	2015
Product inventory	$89,046	$82,587
Capitalized contract costs	34,733	32,188
Total inventories	$123,779	$114,775

LMI Aerospace, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Amounts in thousands, except share and per share data)(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Sales and service revenue
Product sales	$79,840	$84,114	$230,182	$246,730
Service revenue	9,833	11,519	30,815	38,928
Net sales	89,673	95,633	260,997	285,658
Cost of sales and service revenue
Cost of product sales	64,839	67,514	184,520	197,211
Cost of service revenue	8,988	11,493	28,865	35,853
Cost of sales	73,827	79,007	213,385	233,064
Gross profit	15,846	16,626	47,612	52,594

Selling, general and administrative expenses	10,143	8,979	33,764	33,980
Goodwill and intangible asset impairment	—	—	28,368	—
Restructuring expense	3	1,575	1,190	2,368
Income (loss) from operations	5,700	6,072	(15,710)	16,246

Other (expense) income:
Interest expense	(5,591)	(5,653)	(16,067)	(16,802)
Other, net	41	(136)	(306)	(89)
Total other expense	(5,550)	(5,789)	(16,373)	(16,891)

(Loss) income before income taxes	150	283	(32,083)	(645)
(Benefit) provision for income taxes	(159)	249	(734)	408

Net income (loss)	309	34	(31,349)	(1,053)
Other comprehensive income (loss):
Change in foreign currency translation adjustment	(33)	(32)	(121)	(31)
Total comprehensive income (loss)	$276	$2	$(31,470)	$(1,084)

Amounts per common share:
Net income (loss) per common share	$0.02	$0.00	$(2.39)	$(0.08)

Net income (loss) per common share assuming dilution	$0.02	$0.00	$(2.39)	$(0.08)

Weighted average common shares outstanding	13,176,538	12,907,938	13,092,869	12,851,456

Weighted average dilutive common shares outstanding	13,233,926	13,050,238	13,092,869	12,851,456

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2016	2015
Operating activities:
Net loss	$(31,349)	$(1,053)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation and amortization	14,536	15,018
Amortization of debt issuance cost	1,432	1,479
Goodwill and intangible asset impairment	28,368	—
Deferred taxes	(723)	(78)
Stock based compensation	1,089	1,424
Other non-cash items	31	(94)
Changes in operating assets and liabilities:
Accounts receivable	(6,514)	(3,238)
Inventories	(9,472)	(4,993)
Prepaid expenses and other assets	831	435
Current income taxes	180	(75)
Accounts payable	9,032	(1,754)
Accrued expenses	(7,758)	(1,354)
Net cash (used) provided by operating activities	(317)	5,717
Investing activities:
Additions to property, plant and equipment	(7,671)	(15,305)
Proceeds from sale of property, plant and equipment	27	260
Net cash used by investing activities	(7,644)	(15,045)
Financing activities:
Proceeds from issuance of debt	1,465	—
Principal payments on long-term debt and notes payable	(12,108)	(1,814)
Advances on revolving line of credit	38,500	93,500
Payments on revolving line of credit	(28,500)	(89,500)
Payments for debt issuance cost	(97)	(309)
Net cash (used) provided by financing activities	(740)	1,877
Net decrease in cash and cash equivalents	(8,701)	(7,451)
Cash and cash equivalents, beginning of period	10,504	7,927
Cash and cash equivalents, end of period	$1,803	$476
Supplemental disclosure of noncash transactions:
Defined contribution plan funding in company stock	$1,472	$710

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2016	2015	2016	2015

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net income (loss)	$309	$34	$(31,349)	$(1,053)
Income tax (benefit) expense	(159)	249	(734)	408
Depreciation and amortization	4,706	5,098	14,536	15,018
Goodwill and intangible asset impairment	—	—	28,368	—
Stock-based compensation	639	828	2,161	2,588
Interest expense	5,591	5,653	16,067	16,802
Restructuring expense	3	1,575	1,190	2,368
Integration expense	13	175	61	348
Other, net (2)	55	(1,934)	536	(1,974)
Adjusted EBITDA	$11,157	$11,678	$30,836	$34,505

Free Cash Flow (3):

Net cash provided (used) by operating activities	$2,629	$4,843	$(317)	$5,717
Less net capital expenditures	(3,664)	(3,593)	(7,644)	(15,045)
Free cash flow	$(1,035)	$1,250	$(7,961)	$(9,328)

(1) The Company believes Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

(2) In the three and nine months ended September 30, 2015, the Company recorded a net gain of $3.3 million related to a legal settlement. The gain realized from the settlement offsets expenses of $1.9 million that were recorded as a favorable adjustment to EBITDA when incurred in prior quarters.  For consistency, the above table reflects only $1.9 million of the net gain as an unfavorable EBITDA adjustment.

(3) The Company believes Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.